UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2016

ACELRX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35068	41-2193603
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

351 Galveston Drive

Redwood City, CA 94063

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 216-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2016, AcelRx Pharmaceuticals, Inc. (the “Company”) entered into an offer letter with Howard B. Rosen, the Company’s interim Chief Executive Officer to become the Company’s full time Chief Executive Officer, effective April 1, 2016. In this role, Mr. Rosen will continue to serve as the Company’s principal executive officer.

Mr. Rosen’s offer letter provides that he will be employed by the Company on an “at will” basis and will receive:

1. An initial annual base salary of $590,000;

2. An annual cash bonus targeted at 55% of Mr. Rosen’s base salary with actual bonus payments based on the achievement of corporate business objectives, as determined by the Compensation Committee of the Board of Directors; and

3. An option to purchase 800,000 shares of the Company’s common stock, vesting over four years, with 1/48th of the shares vesting monthly subject to Mr. Rosen’s continuous service. This option’s exercise price is $3.10 per share, which was the closing sale price of the Company’s common stock on March 28, 2016. This option is subject to the terms of the Company’s 2011 Equity Incentive Plan.

Mr.  Rosen’s offer letter also provides that in the event that Mr. Rosen’s employment is terminated by the Company without cause (and not due to his death or disability) or he resigns for good reason, in each case within three months prior to or eighteen months following a change in control of the Company (the “change in control period”), he will be entitled to a severance payment equal to twelve months of his then-current base salary, plus an amount equal to the targeted annual bonus, health benefits continuation for a period of twelve months and acceleration of vesting of all of his equity awards. In addition, vested option awards will remain exercisable for up to nine months following the date of the termination.

Mr.  Rosen’s offer letter also provides that in the event that Mr. Rosen’s employment is terminated by the Company without cause (and not due to his death or disability) or he resigns for good reason outside the change in control period, he will be entitled to a severance payment equal to six months of his then-current base salary, plus an amount equal to the greater of 50% of his targeted annual bonus, or a pro rata amount of his targeted annual bonus based on the number of months he is employed, in the year of termination and health benefits continuation for a period of six months. In addition, he will receive payment of any bonus earned but not yet paid for the Company’s prior fiscal year.

In order to receive any severance benefits, he will need to sign a separation agreement and release of claims against the Company.

The indemnification agreement between the Company and Mr. Rosen (the “Indemnification Agreement”) remains in full force and effect. The Indemnification Agreement provides, among other things, that the Company will indemnify Mr. Rosen, under the circumstances and to the extent provided for therein, for certain expenses which he may be required to pay in connection with certain claims to which he may be made a party by reason of his position as an officer of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

The Company’s standard form of indemnification agreement was previously filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (No. 333-170594), as amended, as filed on January 7, 2011, and is incorporated herein by reference.

The foregoing description of Mr. Rosen’s employment terms is qualified in its entirety by reference to the full text of his offer letter, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2016.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2016	ACELRX PHARMACEUTICALS, INC.

	By:	/s/ Jane Wright-Mitchell
Jane Wright-Mitchell Chief Legal Officer